IQST - iQSTEL Anticipates April Inflection Point

NEW YORK, March 31, 2022 /PRNewswire/ -- iQSTEL, Inc. (OTCQX: IQST) today announced a new agreement that substantially expands the company's fintech service offering reach. CEO Leandro Iglesias characterizes the agreement as the beginning of what he anticipates as an overall inflection point for iQSTEL in his shareholder update included in its entirety below:

Dear shareholders:

I see April as a very big month for iQSTEL as we continue on track toward our $90 million annual revenue forecast and Nasdaq uplisting within the first six months of this year.  Soon, our audited financial report will be published for 2021 verifying our monumental financial performance last year and offering further credibility to our forecast for this year. Our Q1 2022 results will not be far behind further bolstering confidence in our 2022 forecast.  To kick-off what I believe will be an inflection point for the company in April, I'm pleased to announce a new agreement that substantially expands the reach of our fintech services.

iQSTEL, through our Global Money One subsidiary, has entered into a partnership agreement with COOITZA RL, one of the largest and most innovative cooperatives in Guatemala.

iQSTEL will be backing COOITZA RL with our Global Money One fintech technology solution that founded our MAXMO (www.maxmo.vip) service offering to create for COOITZ RL their own MAXMO-like branded offering.

MAXMO Digital Brochure in English: https://www.youtube.com/watch?v=SeBxQeFpV1M&t=6s

MAXMO Digital Brochure in Spanish: https://www.youtube.com/watch?v=mc8bZr7qxAU

Cooperatives are common financial services organizations in Central America comparable to Credit Union organizations in North America. COOITZA RL is an autonomous association of individuals united voluntarily to meet their common economic, social, and cultural needs and aspirations through a jointly owned enterprise where board members are democratically elected by the COOITZA RL individual members.

Specifically, COOITZA RL provides its members with financing to acquire homes, working capital for their businesses, savings accounts, and micro-loans not typically offered by banks in Central America.

COOITZA RL's services extend beyond the Guatemalan borders. Through the partnership agreement with COOITZA RL, we anticipate servicing 20,000 member cardholders in the USA within the first year of launching. The COOITZA RL partnership alone has the potential to meet iQSTEL's entire fintech services forecast for 2022.  COOITZA RL and iQSTEL plan to launch a co-branded fintech service offering by April 30, 2022.

I think the COOITZA RL partnership will ignite an April inflection for iQSTEL further fueled by our soon to be published audited financial results for 2021 and our ongoing Nasdaq uplisting progress.

We do plan to file an extension in order to thoroughly review what we believe are landmark results. We expect to publish the 2021 annual financial report within the extension period. I believe you will consider the extra few days worth the wait, when you review the report.

In response to our ongoing Nasdaq application process, our latest efforts are focused on the creation of code of conduct and ethics required by Nasdaq. We expect to have this completed and published shortly.

On behalf of all iQSTEL management, employees and board members, I want to extend my thanks to all shareholders for your confidence in our journey over the last few years that has brought us to what I expect to be a history making year for our company.  In that history, I believe April 2022 will be seen as the inflection point where our share price not only began to connect with our past performance, but also to reflect our achievable future.

Sincerely,
Leandro Iglesias
CEO

iQSTEL Inc. (OTCQX: IQST) (www.iQSTEL.com) is a US-based publicly-listed company holding an Independent Board of Directors and Independent Audit Committee offering leading-edge services through its two business divisions and each of them with independent brands. The B2B division, Brand IQSTelecom offering Telecommunications, Internet of Things, Technology and Blockchain platforms services, the target market for the B2B division is Global Markets.

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The B2C division, Brand EVOSS offering EV Electric Motorcycles, Fintech Ecosystem, the target market for this business division is Latin America, and the Spanish speakers in the USA. The company has presence in 15 countries, and its products and services are used in several industries as Telecommunications, Electric Vehicle (EV), Financial Services, Chemical and Liquid Fuel Distribution Industries. IQSTEL announced on February 17th 2021 that it became a Debt Free Company and is now completely debt free with no Convertible Notes, Warrants, Promissory Notes or Settlement Agreements from its Balance Sheet.

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release.

This press release does not constitute a public offer of any securities for sale.

Any securities offered privately will not be or have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

iQSTEL Inc.
IR US Phone: 646-740-0907
IR Email: investors@iqstel.com

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